Exhibit 99.1

Contact:	Adam Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE ANNOUNCES EARNINGS PER DILUTED SHARE OF $1.03
FOR 2016 THIRD QUARTER

THOMASVILLE, N.C. - (October 27, 2016) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month and nine-month periods ended September 30, 2016, which include the following:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In thousands, except per share amounts)	2016	2015	% Chg.	2016	2015	% Chg.
Revenue	$782,611	$779,474	0.4%	$2,245,779	$2,237,870	0.4%
Operating income	$137,404	$139,854	(1.8)%	$370,388	$384,318	(3.6)%
Operating ratio	82.4%	82.1%		83.5%	82.8%
Net income	$85,581	$84,368	1.4%	$227,254	$232,466	(2.2)%
Basic earnings per share	$1.03	$0.99	4.0%	$2.73	$2.71	0.7%
Diluted earnings per share	$1.03	$0.99	4.0%	$2.73	$2.71	0.7%
Basic weighted average shares outstanding	82,742	85,247	(2.9)%	83,357	85,646	(2.7)%
Diluted weighted average shares outstanding	82,811	85,247	(2.9)%	83,390	85,646	(2.6)%

“We are pleased that Old Dominion’s revenue and earnings improved for the third quarter and are encouraged by a number of factors that contributed to this improvement,” said David S. Congdon, Vice Chairman and Chief Executive Officer of Old Dominion. “Although the economic environment continued to be weak during the quarter, the pricing environment remained stable, our LTL weight per shipment increased and we exercised good control over our variable operating costs. Revenue increased slightly as compared to the third quarter of last year, as the 2.5% increase in LTL revenue per hundredweight offset the 1.3% decrease in LTL tons per day and the $6.4 million decrease in non-LTL revenue. This expected decrease in non-LTL revenue was less than what we experienced in each of the three prior quarters and should become more comparable on a quarter-over-quarter basis in the fourth quarter.

“Our quarterly LTL weight per shipment increased on a year-over-year basis for the first time since the fourth quarter of 2014. This increase contributed to the growth in our LTL revenue per shipment and also improved certain productivity metrics. Overall, we operated with a high degree of efficiency during the quarter, which led to a reduction in our variable operating costs as a percent of revenue. These improvements, however, were not significant enough to offset the increase in depreciation associated with our investments in capacity. As a result, our operating ratio increased slightly to 82.4% from the Company’s record third-quarter operating ratio of 82.1% last year.”

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ODFL Reports Third-Quarter Financial Results

October 27, 2016

Old Dominion ended the third quarter of 2016 with 17,587 full-time employees who delivered superior customer service, with on-time delivery above 99% and a cargo claims ratio of only 0.28%.

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $117.9 million for the third quarter and $410.1 million for the first nine months of 2016, compared with $118.0 million and $372.3 million for the comparable periods in 2015. The Company had $15.0 million in cash and cash equivalents at September 30, 2016, and its debt-to-total capitalization was 9.7% compared with 10.1% at the end of the third quarter of 2015.

Capital expenditures were $55.6 million for the third quarter of 2016 and $351.1 million for the first nine months of the year. The Company currently expects capital expenditures for 2016 to total approximately $405 million, including planned expenditures of $170 million for real estate and service center expansion projects, $205 million for tractors and trailers and $30 million for technology and other assets.

Old Dominion repurchased $34.3 million of its common stock during the third quarter and $119.0 million for the first nine months of 2016. At the end of the third quarter, $211.3 million remained available under its $250 million stock repurchase program, which was authorized during the second quarter of 2016.

Summary

Mr. Congdon concluded, “As our third quarter service metrics and financial results indicate, Old Dominion performed very well during the third quarter despite a challenging economy. We attribute our financial performance to the consistent execution of our business fundamentals, which have driven long-term growth in our market share, revenue and earnings through many economic cycles. We remain fully committed to the ongoing execution of these fundamentals that we believe will create additional long-term shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through November 27, 2016. A telephonic replay will also be available through November 7, 2016 at (719) 457-0820, Confirmation Number 2072815.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as recessions, downturns in customers' business cycles and shipping requirements, and global uncertainty and instability that may lead to fewer goods being transported, including the United Kingdom’s decision to exit the European Union; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (9) cost increases associated with employee benefits, including compliance obligations associated with the Patient Protection and Affordable Care

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ODFL Reports Third-Quarter Financial Results

October 27, 2016

Act; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (16) the costs and potential liabilities related to governmental proceedings; (17) the costs and potential liabilities related to our international business operations and relationships; (18) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability initiative, and other regulatory agencies; (19) seasonal trends in the less-than-truckload industry, including harsh weather conditions; (20) our dependence on key employees; (21) the concentration of our stock ownership with the Congdon family; (22) the costs and potential adverse impact associated with future changes in accounting standards or practices; (23) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (24) the impact of potential disruptions to our information technology systems or our service center network; (25) damage to our reputation from the misuse of social media; (26) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (27) dilution to existing shareholders caused by any issuance of additional equity; and (28) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services, which include ground and air expedited transportation and consumer household pickup and delivery through a single integrated organization. In addition to its core LTL services, the Company offers a broad range of value-added services including container drayage, truckload brokerage, supply chain consulting and warehousing.

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ODFL Reports Third-Quarter Financial Results

October 27, 2016

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Third Quarter				Year To Date
(In thousands, except per share amounts)	2016		2015		2016		2015
Revenue	$782,611	100.0%	$779,474	100.0%	$2,245,779	100.0%	$2,237,870	100.0%

Operating expenses:
Salaries, wages & benefits	425,076	54.3%	406,592	52.2%	1,234,369	55.0%	1,162,457	51.9%
Operating supplies & expenses	83,197	10.6%	88,669	11.4%	238,904	10.6%	270,108	12.1%
General supplies & expenses	22,010	2.8%	24,350	3.1%	65,930	2.9%	69,175	3.1%
Operating taxes & licenses	22,714	2.9%	23,855	3.1%	69,368	3.1%	69,667	3.1%
Insurance & claims	10,185	1.3%	10,808	1.4%	29,792	1.3%	31,171	1.4%
Communications & utilities	7,025	0.9%	6,867	0.9%	21,357	1.0%	20,143	0.9%
Depreciation & amortization	49,041	6.3%	42,561	5.4%	140,293	6.2%	121,120	5.4%
Purchased transportation	18,907	2.4%	30,297	3.9%	55,579	2.5%	93,147	4.2%
Building and office equipment rents	2,050	0.3%	2,395	0.3%	6,487	0.3%	7,147	0.3%
Miscellaneous expenses, net	5,002	0.6%	3,226	0.4%	13,312	0.6%	9,417	0.4%

Total operating expenses	645,207	82.4%	639,620	82.1%	1,875,391	83.5%	1,853,552	82.8%

Operating income	137,404	17.6%	139,854	17.9%	370,388	16.5%	384,318	17.2%

Non-operating expense (income):
Interest expense	1,131	0.2%	1,163	0.2%	3,378	0.2%	3,901	0.2%
Interest income	(10)	(0.0)%	(33)	(0.0)%	(38)	(0.0)%	(187)	(0.0)%
Other expense, net	6	0.0%	1,866	0.2%	782	0.0%	2,544	0.1%

Income before income taxes	136,277	17.4%	136,858	17.5%	366,266	16.3%	378,060	16.9%

Provision for income taxes	50,696	6.5%	52,490	6.7%	139,012	6.2%	145,594	6.5%

Net income	$85,581	10.9%	$84,368	10.8%	$227,254	10.1%	$232,466	10.4%

Earnings per share:
Basic	$1.03		$0.99		$2.73		$2.71
Diluted	1.03		0.99		2.73		2.71

Weighted average outstanding shares:
Basic	82,742		85,247		83,357		85,646
Diluted	82,811		85,247		83,390		85,646

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ODFL Reports Third-Quarter Financial Results

October 27, 2016

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Third Quarter			Year to Date
	2016	2015	% Chg.	2016	2015	% Chg.
Work days	64	64	—%	192	191	0.5%
Operating ratio	82.4%	82.1%		83.5%	82.8%
LTL intercity miles (1)	148,993	149,510	(0.3)%	435,563	422,463	3.1%
LTL tons (1)	2,049	2,075	(1.3)%	5,997	5,980	0.3%
LTL tonnage per day	32,016	32,422	(1.3)%	31,234	31,309	(0.2)%
LTL shipments (1)	2,641	2,689	(1.8)%	7,727	7,615	1.5%
LTL revenue per intercity mile	$5.17	$5.09	1.6%	$5.08	$5.16	(1.6)%
LTL revenue per hundredweight	$18.79	$18.33	2.5%	$18.44	$18.22	1.2%
LTL revenue per hundredweight, excluding fuel surcharges	$16.91	$16.46	2.7%	$16.69	$16.20	3.0%
LTL revenue per shipment	$291.51	$282.90	3.0%	$286.23	$286.07	0.1%
LTL revenue per shipment, excluding fuel surcharges	$262.35	$254.01	3.3%	$259.06	$254.38	1.8%
LTL weight per shipment (lbs.)	1,551	1,543	0.5%	1,552	1,570	(1.1)%
Average length of haul (miles)	925	927	(0.2)%	930	928	0.2%

(1) -	In thousands
Note:
Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	September 30,	December 31,
(In thousands)	2016	2015
Cash and cash equivalents	$15,014	$11,472
Other current assets	374,141	370,258
Total current assets	389,155	381,730
Net property and equipment	2,229,673	2,023,448
Other assets	65,520	61,326
Total assets	$2,684,348	$2,466,504

Current maturities of long-term debt	$—	$26,488
Other current liabilities	268,974	258,914
Total current liabilities	268,974	285,402
Long-term debt	193,129	107,317
Other non-current liabilities	428,770	389,148
Total liabilities	890,873	781,867
Equity	1,793,475	1,684,637
Total liabilities & equity	$2,684,348	$2,466,504
Note: The financial and operating statistics in this press release are unaudited.

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